Filed pursuant to Rule 433
Registration Statement No. 333-140456
Dated October 17, 2007

Enhanced Participation Note Linked to the MSCI® EAFE Index

October 17, 2007
Amended Final Terms

Issuer:	Eksportfinans ASA

Underlying Index:	MSCI® EAFE Index
Currency:	United States dollars ($ or USD)

Face Amount:	Each note will have a face amount equal to $1,000; $39,725,000 in the aggregate for all the offered notes

We may decide to sell additional notes after the Trade Date but prior to the Settlement Date at an issue price (and underwriting discount and net proceeds) that differs from the Original Issue Price.

First Tranche Offering, 10/4/07:	$38,930,00 face amount
Second Tranche Offering, 10/17/07:	$795,000 face amount
Total Aggregate Offering:	$39,725,000 face amount

Issue Price on First Tranche:	100% of face amount
Issue Price on Second Tranche:	100.44% of face amount

Proceeds to Issuer on First Tranche:	$997.50 per note
Proceeds to Issuer on Second Tranche:	$1001.90 per note

Denominations:	$1,000, and integral multiples of $1,000 in excess thereof

Trade Date of First Tranche:	October 4, 2007
Trade Date of Second Tranche:	October 17, 2007

Settlement Date:	October 19, 2007, unless postponed due to a market disruption event

Stated Maturity Date:	May 19, 2010, unless postponed due to a market disruption event

Determination Date:	May 6, 2010, unless postponed due to a market disruption event

Initial Index Level:	2319.96

Final Index Level:	The closing level of the Underlying Index on the Determination Date

Index Return:	The result of (i) the Final Index Level minus the Initial Index Level divided by (ii) the Initial Index Level, expressed as a percentage.

Payment Amount:	On the Stated Maturity Date, you will receive an amount in cash per note equal to:

If the Final Index Level >= Initial Index Level, Face Amount + (Face Amount x Participation Level x Index Return)

If the Final Index Level < Initial Index Level Face Amount x (100% + Index Return)

Goldman, Sachs & Co.	1

This note is not principal protected. Investors can lose up to 100% of the principal amount invested.

Participation Level:	125%

Calculation Agent:	Goldman Sachs & Co.

Investment Considerations
An investment in the notes involves significant risks. These risks are explained in more detail in the prospectus for the notes, including any applicable pricing supplement, which will be made available to prospective investors upon an offering of the notes.
Disclaimers
The MSCI indexes are the exclusive property of Morgan Stanley Capital International Inc. (“MSCI”). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by The Goldman Sachs Group, Inc. and certain of its affiliates. The financial securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities. The Prospectus contains a more detailed description of the limited relationship MSCI has with Goldman Sachs and any related financial securities. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.

Goldman, Sachs & Co.	2